UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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Carolina Trust BancShares, Inc.
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CAROLINA TRUST BANCSHARES, INC.
901 East Main Street
Lincolnton, North Carolina 28092
Telephone: (704) 735-1104

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

WEDNESDAY, MAY 2, 2018

To the Shareholders:

The 2018 Annual Meeting of the Shareholders of Carolina Trust BancShares, Inc. (the “Company”) will be held:

Date:	Wednesday, May 2, 2018
Time:	10:00 a.m. (local time)
Place:	The Lincoln Cultural Center
403 East Main Street
Lincolnton, North Carolina 28092

or at any adjournments thereof, for the following purposes:

•	To elect seven members to the Company’s board of directors.
•	To approve on an advisory basis the compensation of the Company’s named executive officers.
•	To ratify the appointment of Dixon Hughes Goodman LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018.
•	To transact such other business as may properly come before the meeting or any adjournments thereof.

Shareholders of record at the close of business on March 15, 2018, are entitled to notice of the meeting and to vote at the meeting and any adjournments thereof. The Company's stock transfer books will not be closed.

Your vote is important. Whether or not you plan to attend the meeting in person, we encourage you to vote your shares by proxy. You may vote your shares by completing the enclosed proxy card and returning it in the enclosed pre-paid envelope or by following the instructions on the enclosed proxy card for voting your shares via the internet.

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to Be Held on Wednesday, May 2, 2018: The Proxy Statement, form of proxy card and annual report to shareholders are available at www.carolinatrust.com under the “Why Us – Investor News – SEC Filings” section of the website.

By order of the Board of Directors,

Jerry L. Ocheltree
President and CEO

March 30, 2018

i

CAROLINA TRUST BANCSHARES, INC.
901 East Main Street
Lincolnton, North Carolina 28092
Telephone: (704) 735-1104

PROXY STATEMENT

ANNUAL MEETING

The Board of Directors (the “Board”) of Carolina Trust BancShares, Inc. (the “Company”), hereby solicits your appointment of proxy, in the form enclosed with this Proxy Statement, for use at the Annual Meeting of Shareholders (“Annual Meeting”) to be held:

Date:	Wednesday, May 2, 2018
Time:	10:00 a.m. (local time)
Place:	The Lincoln Cultural Center
403 East Main Street
Lincolnton, North Carolina 28092

or at any adjournment thereof, for the purposes stated in the accompanying Notice of Annual Meeting of Shareholders. The Board has fixed the close of business on March 15, 2018, as the record date (the “Record Date”) for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Included with these proxy materials is the Company’s 2017 Annual Report to Shareholders. The Company anticipates mailing this Proxy Statement and the enclosed form of appointment of proxy, or proxy card, on or about March 30, 2018.

You are invited to attend the Annual Meeting. Even if you plan to attend the Annual Meeting, please vote on the proposals described in this Proxy Statement electronically via the internet or by returning the enclosed proxy card. By doing so, a shareholder of record will not be giving up the right to vote at the meeting. If you are a shareholder of record, vote by proxy and then attend the meeting and desire to change your vote, you may notify the Secretary that you wish to vote in person, and the Company will disregard the proxy you previously voted, provided you do vote in person or otherwise validly revoke your proxy. Please note that if you are not a shareholder of record, but rather beneficially own your shares through a broker, custodian or other nominee, you will not be entitled to vote in person at the Annual Meeting unless special arrangements are made with your broker, custodian or other nominee. Please contact your broker, custodian or other nominee if you desire to make such arrangements for voting in person.

VOTING OF APPOINTMENTS OF PROXY

Your vote is important. Your shares can be voted at the Annual Meeting only if you attend the meeting or vote by proxy using one of the methods outlined below. You do not have to attend the meeting to vote, but rather can vote by proxy if you so elect.

Instructions for our holders of common stock. Holders of our shares of common stock may vote by proxy via the following methods:

•	Vote over the internet: You may access our internet voting site by going to: http://www.proxyvote.com. If you have access to the internet, we encourage you to vote in this manner and also sign up for electronic delivery of future corporate mailings. The internet voting procedures are designed to authenticate shareholders and to allow you to confirm that your instructions have been properly followed. The internet voting facility for eligible shareholders will close at 11:59 pm Eastern Time on Tuesday, May 1, 2018.
•	Vote by mail: You may vote by executing and returning the enclosed appointment of proxy in the pre-addressed pre-paid envelope provided with this Proxy Statement.

The Board has named William M. Wadsworth and Sue S. Stamey (the “Proxies”) as management proxies in the enclosed appointment of proxy. When appointments of proxy in the enclosed form are properly executed and returned in time for the Annual Meeting, the shares they represent will be voted at the meeting in accordance with the directions you give. If no directions are given on how to vote your shares, the appointment of proxy will be voted

FOR the seven nominees for director in Proposal 1 described herein, FOR approval of the compensation of the executive officers in Proposal 2, and FOR ratification of the appointment of Dixon Hughes Goodman LLP as the Company’s independent registered public accounting firm in Proposal 3. If, at or before the time of the Annual Meeting, any nominee named in Proposal 1 has become unavailable for any reason, the Proxies will have the discretion to vote for a substitute nominee. On such other matters as may properly come before the meeting, the Proxies will be authorized to vote the shares of common stock represented by appointments of proxy in accordance with their best judgment. These matters may include, among other matters, approval of the minutes of the 2017 annual meeting of shareholders and consideration of a motion to adjourn the Annual Meeting to another time or place.

Record Holders. If you hold your shares of the Company’s common stock in your own name, you are a “record” shareholder. Record shareholders may complete and sign the accompanying appointment of proxy and mail it in the business return envelope provided or deliver it in person to the Company.

Street Name Holders. If you hold your shares of the Company’s common stock through a broker or other nominee, you are a “street name” shareholder. Street name shareholders who wish to vote at an annual meeting need to obtain the proxy materials from the institution that holds their common stock and follow the voting instructions on that form. Unless you make special arrangements with your broker or other nominee, shareholders holding in “street name” will not be permitted to vote in person at the Annual Meeting.

REVOCATION OF APPOINTMENTS OF PROXY

Record Holders

The method by which a shareholder of record votes by proxy will not limit in any way the record shareholder’s right to vote at the Annual Meeting if such holder later decides to attend the Annual Meeting and vote in person.

If you vote an appointment of proxy, you may revoke that appointment at any time before the actual voting. To revoke the appointment of proxy, a shareholder of record should:

•	vote again over the internet prior to 11:59 pm Eastern Time on Tuesday, May 1, 2018,
•	notify the Company’s Secretary in writing,
•	execute another appointment of proxy bearing a later date and file it with the Secretary prior to the Annual Meeting, or
•	vote in person at the meeting as described below.

The address for the Secretary is:

Sue S. Stamey, Secretary
Carolina Trust BancShares, Inc.
P.O. Box 308
Lincolnton, North Carolina 28093-0308

If you vote the appointment of proxy, you may still attend the meeting and vote in person. When you arrive at the meeting, first notify the Secretary of your desire to vote in person. You will then be given a ballot to vote in person, and provided you do vote in person or otherwise validly revoke your prior appointment of proxy as described above, your appointment of proxy will be disregarded. Please note that if you hold your shares in “street name,” and therefore are not the shareholder of record, you will not generally be able to vote in person at the Annual Meeting unless you have a valid proxy from the broker or other nominee that is the record holder of the shares.

If you attend the meeting in person and are the shareholder of record, you may vote your shares without returning the enclosed appointment of proxy. However, if you do not return the enclosed appointment of proxy and your plans change and you are not able to attend, your shares will not be voted. Even if you plan to attend the meeting, the best way to ensure that your shares will be voted is to return the enclosed appointment of proxy and, when you get to the meeting, notify the Secretary that you wish to vote in person.

Street Name Holders

If your shares are held in “street name” and you want to change the voting instructions you have given to your broker or other nominee, you must follow your broker’s or nominee’s directions.

QUORUM

The holders of a majority of the Company's outstanding shares of common stock, represented in person or by proxy, shall constitute a quorum at the Annual Meeting. If there is no quorum present at the opening of the Annual Meeting, the Annual Meeting may be adjourned from time to time by the vote of a majority of the shares of common stock voting on the motion to adjourn. Abstentions and broker non-votes will be counted as present and entitled to vote for purposes of determining whether a quorum is present at the Annual Meeting. A broker non-vote occurs when an institution holding shares as a nominee does not have discretionary voting authority with respect to a proposal and has not received voting instructions from the beneficial owner of the common stock, but returns a proxy with respect to such shares without indicating instructions on how to vote on a particular proposal.

HOW YOUR VOTES WILL BE COUNTED

Each share of common stock is entitled to one vote for each matter submitted for a vote, and, in the election of directors, for each director to be elected. Proxies will be tabulated by one or more inspectors of election designated by the Board.

Proposal 1 — Election of directors. In the election of directors under Proposal 1, the seven nominees receiving the highest number of votes for the seven director seats will be elected. Shares not voted (including abstentions and broker non-votes) will have no effect on the outcome of this Proposal. Shareholders are not authorized to cumulate their votes for directors.

Proposal 2 — Advisory approval of executive compensation. The compensation of the Company’s named executive officers under this Proposal will be approved on an advisory basis if the number of votes cast for the Proposal exceeds the number of votes cast against the Proposal. Shares not voted (including abstentions and broker non-votes) will have no effect on the outcome of this Proposal.

Proposal 3 — Ratification of the appointment of Dixon Hughes Goodman LLP as the Company’s independent registered public accounting firm. The appointment of the independent registered public accounting firm will be ratified under this Proposal if the number of votes cast for the proposal exceeds the number of votes cast against the proposal. Shares not voted (including abstentions and broker non-votes) will have no effect on the outcome of this Proposal.

EXPENSES OF SOLICITATION

We will pay the cost of this proxy solicitation. In addition to solicitation by mail, the Company's and its subsidiary bank’s directors, officers and regular employees may solicit appointments of proxy in person, by telephone or via electronic means such as the internet. None of these employees will receive any additional or special compensation for this solicitation. We will, on request, reimburse brokerage houses and other nominees for their reasonable expenses for sending these proxy soliciting materials to the beneficial owners of the Company's stock held of record by such persons.

VOTING SECURITIES

At the close of business on the Record Date, there were 4,660,880 shares of the Company's common stock, par value $2.50 per share, issued and outstanding and entitled to vote at the Annual Meeting. As of the Record Date, there were approximately 1,413 holders of record of the Company's common stock. The Company is authorized to issue 10,000,000 shares of common stock and 1,000,000 shares of preferred stock. The voting rights of any newly created series of preferred stock are to be set by the Board at the time such stock is issued. As of the Record Date, the Company did not have any outstanding shares of preferred stock.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth the beneficial ownership of each person known to the Company to be holding more than five percent of the shares of common stock as of March 15, 2018.

Name and Address of Shareholder	Shares currently Owned	Percent of shares owned(1)
The Banc Funds Company, L.L.C. 20 North Wacker Drive, Suite 3300 Chicago, Illinois 60606	392,616(2)	8.42%
Pullco Financial Partners, LLC 1230 Peachtree Street, Suite 1150 Atlanta, Georgia 30309	353,500(3)	7.58%
Brian Pratt 2100 McKinney Ave, #1550 Dallas, Texas 75201	267,379(4)	5.74%
(1)	The ownership percentages of each individual shareholder listed above is calculated based on the total of 4,660,880 shares of common stock issued and outstanding at March 15, 2018.
(2)	Share ownership is based on a Form 13F and associated Information Table filed by Banc Funds Co LLC with the SEC on February 13, 2018.
(3)	Share ownership is based on the most recent information reported to the Company by representatives of Pullco Financial Partners, LLC in March 2018. Includes ownership of Pullco Financial Partners, LLC and David W. Pulliam. Mr. Pulliam is the President of Pullco Capital Management, LLC, which is the manager of Pullco Financial Partners, LLC.
(4)	Share ownership is based on a Schedule 13G filed by Mr. Pratt with the SEC on February 28, 2018. The shares are owned jointly with Mr. Pratt’s spouse, Barbara Pratt.

The following table shows, as of March 15, 2018, the number of shares of common stock owned by each director and executive officer and by all directors and executive officers of the Company as a group:

Name (position) and Address	Shares currently owned(1)	Percent of shares owned(2)
Bryan Elliott Beal (director) Lincolnton, NC	15,528	*
Scott C. Davis (director) Lincolnton, NC	34,884	*
Edwin E. Laws (EVP and Chief Financial Officer) Statesville, NC	700	*
Jerry L. Ocheltree (President, CEO and director) Hickory, NC	59,348	1.26%
Richard M. Rager (EVP and Chief Credit Officer) Gastonia, NC	18,204	*
Johnathan L. Rhyne, Jr. (director and Chairman) Gastonia, NC	148,321	3.18%
Frederick P. Spach, Jr. (director) Gastonia, NC	11,742	*
Ralph N. Strayhorn III (director) Charlotte, NC	2,565	*
Jim R. Watson (director) Lincolnton, NC	26,233	*
Directors and executive officers as a group (9 persons)	317,525	6.72%
*	Owns less than one percent of the outstanding shares of common stock.
(1)	For each director and executive officer listed above, this column includes the following number of shares of common stock capable of being issued within 60 days of March 15, 2018, upon the exercise of stock options held by the named individual: Beal – 1,187 shares; Davis – 1,810 shares; Ocheltree – 43,874 shares; Rager – 12,874 shares; Rhyne – 4,161 shares; Spach – 1,066 shares; Watson – 1,257 shares; and all directors and executive officers as a group – 68,229 shares. To the Company's knowledge, each person has sole voting and investment power over the securities shown as beneficially owned by such person, except for the following shares of common stock for which the individual indicates that the holder shares voting and/or investment power: Davis – 732 shares; Spach – 2,187 shares; Watson – 18,320 shares; and all directors and executive officers as a group – 21,239 shares.
(2)	The ownership percentage of each individual is calculated based on the total of 4,660,880 shares of common stock issued and outstanding at March 15, 2018 plus the number of shares that can be issued to that individual within 60 days of March 15, 2018, upon the exercise of stock options held by the individual. The ownership percentage of the group is based on the total shares outstanding plus the number of shares that can be issued to the entire group within 60 days of March 15, 2018, upon the exercise of all stock options held by the group.

PROPOSAL 1: ELECTION OF DIRECTORS

Carolina Trust BancShares, Inc., which we refer to herein as the Company, is a North Carolina business corporation and is the registered bank holding company of Carolina Trust Bank, a North Carolina state-chartered bank.

Board size and membership. Under the Company's articles of incorporation and bylaws, the number of directors shall be the number the Board determines from time to time prior to each Annual Meeting of Shareholders at which directors are to be elected. That number cannot be less than five nor more than thirty. The Board has set the number of director seats for 2018 at seven.

Terms of Directors. The Company’s bylaws provide that directors will be elected annually at the annual meeting of shareholders.

Directors to be elected at this Annual Meeting. At this Annual Meeting, seven directors will be elected to the Company’s Board of Directors for one-year terms. The nominees are listed below.

Director Independence. Other than President and CEO Jerry L. Ocheltree, all of the current directors satisfy the independence requirements stated in the rules of The Nasdaq Stock Market LLC (“Nasdaq”).

How votes will be counted. Unless you give instructions to the contrary, the Proxies will vote for the election of the seven nominees listed below by casting the number of votes for each nominee designated by the shareholder proxies. If, at or before the meeting time, any of these nominees should become unavailable for any reason, the Proxies have the discretion to vote for a substitute nominee. Management currently has no reason to anticipate that any of the nominees will become unavailable for election.

Votes needed to elect. The seven nominees receiving the highest number of votes will be elected.

Nominations. The Company’s Nominating Committee has nominated the seven nominees listed below for one-year terms. All of the nominees currently serve on the Board of Directors of the Company, as well as on the board of directors of Carolina Trust Bank, the Company’s subsidiary bank, which we sometimes refer to herein as the “Bank.”

Nominees. The following table shows the names of the nominees for election, their ages at December 31, 2017, the year they first became a director of the Company and their principal occupations during the past five years.

Listed below are the names of the seven nominees nominated for election as directors:

Name	Age	Director Since	Principal Occupations During the Past Five Years
Bryan Elliott Beal	59	2016	President and Chief Executive Officer since January 2013, prior to that, Chief Financial Officer, Carolina Mills, Inc., Maiden, NC (textile manufacturer), from 1998-2012.

Scott C. Davis	62	2016	President, Gaston Electronics; President, Gaston County Dyeing Machine Company (manufacturing); both of Stanley, NC.

Jerry L. Ocheltree	57	2016
President and Chief Executive Officer, Carolina Trust Bank since January 2014; prior to that, President and Chief Executive Officer, First Bank, Southern Pines, North Carolina, from 2005 until June 2013.

Johnathan L. Rhyne, Jr.	62	2016	Partner/Member, The Jonas Law Firm, P.L.L.C., Lincolnton, NC.

Frederick P. Spach, Jr.	54	2016	President and CEO, Carolina Brush Company (manufacturer of brushes for commercial and industrial use), Gastonia, NC.

Ralph N. Strayhorn III	63	2016	Managing Partner, Cape Point Advisory Partners, LLC (bank consulting firm), Charlotte, NC.

Jim R. Watson	63	2016
Associate Professor, College of Education, University of North Carolina at Charlotte, Charlotte, NC; President, WSRR Consulting Group, LLC and Managing Partner, Silo Investors, LLC; both of Lincolnton, NC; retired Superintendent, Lincoln County Schools.

The Board of Directors recommends that the shareholders vote “FOR” the election of each of the nominees for director listed above. The seven nominees receiving the highest number of votes will be elected.

MANAGEMENT OF THE COMPANY

Director Qualifications

In evaluating a director candidate, the Nominating Committee considers a variety of factors, including the knowledge, experience, integrity and judgment of each candidate; the potential contribution of each candidate to the diversity of backgrounds, experience and competencies which the Nominating Committee desires to have represented on the Board; each candidate’s ability to devote sufficient time and effort to his or her duties as a director; and any core competencies or technical expertise necessary to provide oversight to the Company’s operations. In addition to fulfilling the above criteria, all of the current directors of the Company satisfy the independence requirements stated in the rules of Nasdaq, other than Mr. Ocheltree, who is an employee of the Company and its subsidiary bank. The Nominating Committee believes that all of the current directors are independent of the influence of any particular shareholder or group of shareholders whose interests may diverge from the interests of our shareholders as a whole.

Each current director also brings a strong and unique background and set of skills to the Board, giving the Board as a whole competence and experience in a wide variety of areas, including corporate governance and board service, executive management, finance, construction, manufacturing, and marketing. Additionally, many of our directors have significant experience serving in leadership roles in community banks, whether on the board of directors or in management roles. The following discussion of each director’s specific experience, qualifications, attributions or skills led to the conclusion that he or she should serve as a director of the Company.

Bryan Elliott Beal has extensive knowledge in corporate accounting having spent the majority of the last twenty-six years in various Chief Financial Officer positions, which included experience in mergers and acquisitions, all of which qualify him to serve as the Company’s audit committee financial expert. He also holds positions with local civic and non-profit organizations.

Scott C. Davis has expertise in marketing, budgeting and management, which he brings to the Board through his more than 31 years of experience in the manufacturing of textile electronic equipment.

Jerry L. Ocheltree has served in the banking industry for over 31 years, including leadership roles as President and Chief Executive Officer for three banks. Prior to joining the Bank, he served as the President and Chief Executive Officer of First Bancorp, the parent company of First Bank, Southern Pines, North Carolina with more than $3 billion in assets. Prior to that, he held chief executive positions with Premier South Bank and First Virginia Bank, both of Wytheville, Virginia. Mr. Ocheltree currently serves on the board of directors of the Charlotte branch of the Federal Reserve Bank of Richmond. He also previously served as Chair of the North Carolina Bankers Association for 2012-2013.

Johnathan L. Rhyne, Jr. is an attorney in Lincolnton. From 2009 to 2011, he was a member of the North Carolina General Assembly where he served as chairman of the House Banking Committee. He had previously served four terms in the General Assembly, from 1985 through 1992, which included service as the minority leader. Mr. Rhyne’s background as an attorney and a legislator gives him the leadership and consensus building skills to lead the Board, which he has done since the incorporation of the Bank. He also has previous experience as a director for another bank in Lincoln County, which gives him a deep knowledge of the markets in which the Company operates. Mr. Rhyne also serves as chair of the board of directors of a public foundation and on the board of directors of one local non-profit organization. Mr. Rhyne also previously served (2015-2017) on the North Carolina State Banking Commission.

Frederick P. Spach, Jr. brings to the Board a deep experience in managing change. As President and CEO of a family-owned business that was heavily reliant on the textile industry, he has reduced textile-related sales of the business to only 10% of revenue while nearly tripling total revenue under his leadership. In addition to the leadership role he plays at his family-owned business, Mr. Spach serves on the boards of directors of several civic and non-profit organizations in the Gaston County market as well as serving on the board of directors for an industry trade group in which his business operates.

Ralph N. Strayhorn III is the managing member of Cape Point Advisory Partners, LLC, a bank consulting firm based in Charlotte, North Carolina. Mr. Strayhorn has spent the last 36 years in the banking and related financial businesses since receiving his JD degree and his BA from the University of North Carolina at Chapel Hill. During 14 of the last 22 years, he has served as an executive officer and a board member of five community banks, including serving as President and CEO of four of these banks.

Jim R. Watson brings years of management experience to the Board after managing 1,600 full and part-time employees and a budget of $100 million as the former Superintendent of Lincoln County Schools. Mr. Watson also currently serves in leadership positions for a number of local civic and non-profit organizations and has served in the past on many other boards, which has provided him greater leadership skills and local knowledge of the markets in which the Company operates.

Director Relationships

Board Relationships. No director or executive officer of the Company is related to another director or executive officer of the Company.

Other Directorships: Until May 2013, Mr. Ocheltree served as a director of First Bancorp, a bank holding company now headquartered in Southern Pines, North Carolina. Other than Mr. Ocheltree, no director is, or has served during the preceding 5 years as, a director of any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (“Exchange Act”).

Committees of the Board of Directors

The Board has established the committees described below.

Audit Committee

The Audit Committee is responsible for ensuring that the Board receives objective information regarding Company policies, procedures and activities with respect to auditing, accounting, internal accounting controls, financial reporting, and such other Company activities as the Board may direct. The written charter of the Audit Committee, which further details the functions of the Audit Committee, is available on the Company’s corporate website located at www.carolinatrust.com and can be accessed by clicking on the “Governance Documents” link on the “Why Us – Investor News” section of the website. In accordance with its charter, the Audit Committee engages a qualified firm of certified public accountants to conduct such audit work as is necessary to conduct an effective audit of the Company’s financial statements. The Company’s Audit Committee met four times during 2017.

The members of the Company’s Audit Committee during 2017, each of whom satisfied the audit committee independence requirements stated in the rules of Nasdaq, were Directors Bryan Elliott Beal (chair), Johnathan L. Rhyne, Jr., Frederick P. Spach, Jr., and Jim R. Watson. Mr. Beal has been appointed as the audit committee financial expert for the Audit Committee. His qualifications to serve as the audit committee financial expert are listed under “Director Qualifications” appearing above. Please review the report of the Audit Committee appearing later in this proxy statement.

Compensation Committee

The charter for the Compensation Committee is available on the Company’s corporate website located at www.carolinatrust.com and can be accessed by clicking on the “Governance Documents” link on the “Why Us – Investor News” section of the website. In accordance with its charter, the Compensation Committee approves compensation, including annual salary, equity compensation grants and awards, incentive compensation and other benefits, for the executive officers of the Company. The Compensation Committee approves compensation based upon a review of the compensation earned by executive officers with financial institutions of similar asset size in North Carolina from an annual survey of compensation prepared by the North Carolina Bankers Association. Mr. Ocheltree recommended base salaries other than his own and was permitted to discuss the targets for incentive cash compensation. Mr. Ocheltree was not permitted to be present while his compensation was being debated or approved by the Compensation Committee.

During 2017, the Compensation Committee directly engaged Pearl Meyer & Partners, LLC, a compensation consultant, to perform a comprehensive review of our executive compensation program, which included advising on our compensation against peer group compensation and analyzing the Company’s existing employment agreements and supplemental executive retirement plans and making recommendations following its analysis of such plans. The consultant was not engaged by the Company to perform additional services beyond the foregoing. The Compensation Committee does not believe the work of the Compensation Consultant has raised any conflicts of interest.

The members of the Compensation Committee during 2017 were Directors Jim R. Watson (chair), Bryan Elliott Beal, Scott Craig Davis, and Johnathan L. Rhyne, Jr. The Company’s Compensation Committee met six times during 2017.

Nominating Committee

The Nominating Committee identifies individuals qualified to become Board members and selects director nominees. The committee oversees all material aspects of the Board nominations process. The Nominating Committee met once during 2017. The members of the Nominating Committee during 2017 were Directors Scott Craig Davis (chair), Bryan Elliott Beal, Johnathan L. Rhyne, Jr., Frederick P. Spach, Jr., and Jim R. Watson. The charter for the Nominating Committee is available on the Company’s corporate website located at www.carolinatrust.com and can be accessed by clicking on the “Governance Documents” link on the “Why Us – Investor News” section of the website.

Other standing committees

The Company’s bylaws also permit the Board to establish, from time to time, additional standing committees to which certain responsibilities of the Board may be delegated in accordance with applicable law.

Corporate Governance: Board Leadership and Risk Oversight

Jerry L. Ocheltree serves as the President and Chief Executive Officer of the Company. Johnathan L. Rhyne, Jr. serves as the Company’s Chairman of the Board. The Company has determined that splitting the role of Chairman of the Board and Chief Executive Officer is appropriate for the Company because the Board feels it is prudent to have an independent director set the agenda for Board meetings instead of an inside director. The Board feels this arrangement allows the directors to appropriately exercise their oversight role.

Responsibility for risk oversight ultimately rests with the Board of Directors. The officers of the Company and its subsidiary bank are responsible for managing the risks on a day-to-day basis. The Board uses a committee structure to facilitate its oversight of the Company’s risk management function, which committees receive regular periodic reports from the Company’s officers. The committees with primary risk oversight responsibilities are each chaired by independent directors in order to provide a measure of third-party objectivity to the review of the officers’ management of risk.

Board Attendance and Fees

The Board held five meetings in 2017. All the Company’s directors attended at least seventy-five percent of all Board and committee meetings in the aggregate held during 2017. It is the policy of the Board that all directors attend shareholder meetings. All of the Company’s directors attended the 2017 Annual Meeting. Each of the Company’s directors is also a member of the board of directors of the Company’s subsidiary bank. The bank-level board held 12 meetings during the 2017 fiscal year.

During 2017, the Company paid its directors $600 for each Board meeting attended ($850 for the chair) and $250 for each committee meeting attended ($400 for the chair). In addition, the Company paid its directors an annual retainer fee of $3,000. The Company’s directors were also paid cash fees by the Bank for meetings such directors attended in their capacity as directors of the Bank. The Bank paid a similar fee structure, with the directors receiving $600 for each Bank board meeting attended ($850 for the chair), $250 for each committee meeting attended ($400 for the chair), and an annual retainer fee of $3,000.

Director Compensation

The following table sets forth certain information regarding the compensation earned by our directors during the fiscal year ended December 31, 2017 for services as director. The payments below include fees earned as both a director of the Company and of the Bank.

2017 DIRECTOR COMPENSATION TABLE(1)
Name	Fees Earned or Paid in Cash ($)	Total Compensation ($)
Bryan Elliott Beal	20,500	20,500
Scott C. Davis	21,750	21,750
Johnathan L. Rhyne, Jr.	37,400	37,400
Frederick P. Spach, Jr.	21,750	21,750
Ralph N. Strayhorn III	20,450	20,450
Jim R. Watson	23,650	23,650
(1)	Fees paid to Mr. Ocheltree as a director are included in his compensation disclosed in the summary compensation table for our named executive officers.

Director Nominations

Nominations for election to the Board are made by the Nominating Committee appointed by the Board. All members of the Nominating Committee satisfy the independence requirements stated in the rules of Nasdaq. In order to be considered for election to the Board, the Company’s bylaws require that the nominee be the owner and holder of shares of common stock having at least $1,000 in book value as of the last business day of the calendar year immediately prior to the proposed election of that nominee. The Company’s bylaws further provide that any shareholder entitled to vote on such election may nominate any shareholder for election to the Board if written notice of the nomination of such person is received by the Secretary of the Company at the principal office of the Company at least 45 days prior to the date that notice of the previous year’s annual shareholder meeting was mailed to the shareholders. See “HOW TO SUBMIT SHAREHOLDER PROPOSALS - Nominations of directors” in this Proxy Statement for further details. For both nominees submitted by the Company or shareholders for election to the Board, the Nominating Committee considers several factors beyond those set forth above in determining whether to nominate a candidate for election to the Board. These additional factors include the nominee’s personal and professional integrity, ability and judgment and his or her ability to be effective, in conjunction with the other Board members and nominees, in collectively serving the long-term interests of the Company’s shareholders. The Committee also considers the overall composition of the Board, taking into consideration such factors as business experience and specific areas of expertise of each Board member. While the Company and Nominating Committee do not have a specific policy with respect to its Board members’ diversity, the Committee does consider each nominee’s potential to contribute to the diversity of backgrounds that the Board desires to have represented.

Shareholder Communications with Directors

The Company encourages shareholders who wish to communicate with any of the directors to send such inquiries by mail, telephone or email to the Company. The Company will forward all communications to the named director or, if no particular director is named, to the appropriate committee of the Board for consideration.

Code of Ethics

The Company has adopted a Code of Ethics and Conduct for Senior Officers to resolve ethical issues in an increasingly complex business environment. The Code of Ethics applies to all directors and employees, including senior officers such as the Chief Executive Officer, the Chief Financial Officer, the Controller and any other employee performing similar functions. The Code of Ethics covers topics including, but not limited to, conflicts of interest, confidentiality of information, and compliance with laws and regulations. The Code of Ethics is available on the Company’s website located at www.carolinatrust.com under the “Why Us – Investor News” section of the website. The Company may post amendments to or waivers of the provisions of the Code of Ethics, if any, made with respect to any of our executive officers on that website. Please note, however, that the information contained on the website is not incorporated by reference in, or considered to be a part of, this Proxy Statement.

Transactions with Related Persons

The Company’s subsidiary bank expects to have banking transactions in the ordinary course of business with directors, executive officers and their associates. These transactions include deposit and lending relationships. All transactions with directors, executive officers and their associates will be made in the ordinary course of business, on substantially the same terms, including (in the case of loans) interest rates, collateral and repayment terms, as those prevailing at the same time for other comparable transactions, and will not involve more than normal risks of collectibility or present other unfavorable features.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and the holders of more than 10% of our common stock to file with the Securities and Exchange Commission, or the SEC, initial reports of ownership of our common stock and other equity securities on Form 3 and reports of changes in such ownership on Form 4 or Form 5. To our knowledge, based solely on a review of the reports and other information provided to the Company, all filing requirements of Section 16(a) were satisfied with respect to our most recent fiscal year, with the exception of the following:

•	one Form 4 reporting a purchase on May 25, 2017, of 4,000 shares by Director Johnathan L. Rhyne, Jr., which form was filed late on June 6, 2017.

Report of the Audit Committee

In accordance with its written charter, the Audit Committee supervises the quality and integrity of the accounting, auditing and financial reporting practices of the Company on behalf of the Board. Management has the primary responsibility for preparing the financial statements and managing the reporting process, including the system of internal controls. As required by the Audit Committee Charter, each Audit Committee member satisfies the independence and financial literacy requirements for serving on the Audit Committee, and at least one member has accounting or related financial management expertise, all as stated in the rules of Nasdaq. In fulfilling its oversight responsibilities, the Audit Committee discussed and reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements of the Company.

The Audit Committee discussed and reviewed with the independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by Auditing Standard 1301: Communication with Audit Committees promulgated by the Public Company Accounting Oversight Board.

In discharging its responsibility for the audit process, the Audit Committee obtained from the Company’s independent registered public accounting firm a letter describing all relationships between the accountants and the Company that might bear on the accountants’ independence required by the applicable requirements of the Public Company Accounting Oversight Board regarding the accountants’ communications with the audit committee concerning independence. The Audit Committee also discussed with the accountants any relationships that might impact their objectivity and independence and satisfied itself as to the accountants’ independence, and considered the compatibility of nonaudit services with the accountant’s independence.

The Audit Committee reviewed with both the independent accountants and the internal auditors their audit plans, audit scope, and identification of audit risks. The Audit Committee met with the internal auditors and the independent accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, the overall quality of the Company’s financial reporting, and the internal audit function’s organization, responsibilities, budget and staffing.

Based on the above-mentioned review and discussions with management and the independent accountants, the Audit Committee recommended to the Board (and the Board approved) inclusion of the Company’s audited financial statements in its Annual Report on Form 10-K for the fiscal year ended December 31, 2017, for filing with the SEC.

This report is submitted by the Audit Committee: Directors Bryan Elliott Beal (chair), Johnathan L. Rhyne, Jr., Frederick P. Spach, Jr., and Jim R. Watson.

Executive Officers

Set forth below are the executive officers of the Company and its subsidiary bank and their ages at December 31, 2017, together with a brief description of prior business experience:

Name	Age	Principal Occupations During the Past Five Years
Jerry L. Ocheltree	57
President and Chief Executive Officer of the Company since March 2016; President and Chief Executive Officer, Carolina Trust Bank, since January 2014; prior to that, President and Chief Executive Officer, First Bank, Southern Pines, North Carolina, from 2005 until June 2013.

Edwin E. Laws	58
Executive Vice President and Chief Financial Officer of the Company and Carolina Trust Bank since March 2016; prior to that, Senior Vice President, Finance, First Bank, Southern Pines, North Carolina, from 2010 until 2016.

Richard M. Rager	61	Executive Vice President and Chief Credit Officer, Carolina Trust Bank, since September 2011.

Executive Compensation

Summary Compensation Table. The following table sets forth certain information regarding the compensation earned by our Chief Executive Officer, Chief Financial Officer and Chief Credit Officer (our “named executive officers”) for the years indicated.

Name and Principal Position	Year	Salary	Bonus	Nonequity Incentive Plan Compensation(1)	Non-qualified Deferred Compensation Earnings(2)	All Other Compensation(3)	Total Compensation
Jerry L. Ocheltree	2017	$278,409	$—	$107,784	—	$55,842	$442,035
President and CEO	2016	270,300	—	70,035	—	52,280	392,615
Edwin E. Laws	2017	145,195	—	47,183	—	16,701	209,079
EVP and CFO	2016	110,323	—	23,792	—	8,773	142,888
Richard M. Rager	2017	170,197	—	54,909	$2,874	17,887	245,867
EVP and CCO	2016	165,240	—	35,678	—	15,866	216,784
(1)	The non-equity incentive awards were granted pursuant to the Company’s management incentive plan based on targets achieved. A description of the management incentive plan appears below.
(2)	Represents above-market interest earnings attributable to Mr. Rager in connection with his participation in the Company’s Supplemental Executive Retirement Plan. Interest on deferred compensation is above-market only if the rate of interest exceeds 120% of the applicable federal long-term rate, with compounding at the rate that corresponds most closely to the rate under the Company’s plan at the time the interest rate or formula is set. The retirement plan has a 5% rate.
(3)	For each of the named executive officers, “all other compensation” for 2017 includes the Bank’s matching contributions paid on behalf of the officer under the Bank’s salary deferral plan under Section 401(k) of the Code, as amended (“401(k) Plan”), and medical, dental and life insurance premiums paid on the officer’s behalf. The 401(k) Plan matching contributions during 2017 for each of the officers were as follows: Mr. Ocheltree - $10,330; Mr. Laws - $6,759; and Mr. Rager - $7,667. The amount set forth for Mr. Ocheltree also includes the officer’s automobile allowance and country club dues paid on his behalf, and cash fees and retainers in the amount of $19,000 paid to him for his service during 2017 as a member of the board of directors of both the Company and the Bank.

Management Incentive Plan

During 2017, each of our named executive officers participated in the Bank’s management incentive plan. Under the plan, each officer was eligible, subject to attainment of the applicable performance goals, for a cash incentive payout opportunity. Each participating officer had a target award (expressed as a percentage of last year’s base salary) and range that defined the incentive opportunity. Set forth below is each officer’s targeted award as a percentage of his 2017 base salary:

Named Executive Officer	Target Award as a Percentage of Salary
Jerry L. Ocheltree	30% of Salary
Edwin E. Laws	25% of Salary(1)
Richard M. Rager	25% of Salary
(1)	Salary for Edwin E. Laws was effective on April 1, 2017.

Under the plan, actual awards vary based on performance and range from 0% of target award (not achieving the threshold measure) to 150% of target award for exceptional performance (i.e., attainment of “stretch goal” described below).

In determining the cash payout under the incentive plan, the Compensation Committee evaluated the performance of the Bank against six predetermined criteria, with each criteria being assigned an initial weight and a target goal. Those criteria, relative weights and target goals are set forth below:

Carolina Trust Bank Corporate Performance Measure	Performance Weight	Target Goal
2017 Net Income ($)	35%	$1,576,284
Year-Over-Year Loan Growth ($)	15%	$21,197,940
Year-Over-Year Deposit Growth ($)	15%	$25,522,912
Loans 30 Days or More Past Due(1) (%)	10%	2.0%
Classified Loans(2) (%)	10%	25.0%
Strategic Plan(3)	15%	N/A
Total	100%
(1)	Measure is the quarterly average of the ratio calculated by dividing the total of loans 30 days or more past due by total loans.
(2)	Measure is the quarterly average of the percentage result from dividing the Bank’s classified loans by the sum of capital and the allowance for loan and lease losses.
(3)	Strategic plan measure is qualitative in nature and determined by evaluation of accomplishments versus strategic plan goals.

In addition to the target goal, both a threshold and stretch goal were established for each performance measure. For financial performance measures (such as net income, loan growth and deposit growth), the threshold goal equates to 80% of the target goal, and the stretch goal equates to 120% of the target goal. Failure to reach any one threshold goal for a particular performance measure did not disqualify the officers from the opportunity to achieve the overall award. Rather, if the Bank’s performance in any category is less than the “threshold goal” (i.e., 80% of the target goal in the case of financial measures), the result is a zero weighting for that particular performance measure. Actual payouts for each performance measure are based upon final performance between threshold and stretch levels. Actual payouts for each performance measure are pro-rated for any level of performance between threshold and stretch using interpolation to reward incremental results. The following table summarizes the various corporate performance targets at different thresholds, as well as the actual results under the plan for 2017:

		Performance Goals
Corporate Performance Measure	Weight	Threshold	Target	Stretch	Actual Result	Actual Weight
2017 Net Income(1) ($)	35%	$1,261,027	$1,576,284	$1,891,541	$2,097,649 (1)	52.50%
Year-Over-Year Loan Growth ($)	15%	$16,958,352	$21,197,940	$25,437,528	$40,187,081	22.50%
Year-Over-Year Deposit Growth ($)	15%	$20,418,330	$25,522,912	$30,627,495	$21,471,623	9.05%
30 Days or More Past Due (%)	10%	2.50%	2.0%	1.5%	1.29%	15.00%
Classified Loans (%)	10%	30.0%	25.0%	20.0%	11.97%	15.00%
Strategic Plan	15%	N/A	N/A	N/A	Target Met	15.00%
Total	100%					129.05%

(1)	Actual net income for this performance measure was adjusted to exclude the impact of the deferred tax asset (“DTA”) revaluation, which was required due to the December 2017 tax reform:
Actual 2017 net income	$1,169,625
DTA charge	928,024
2017 Net Income for management incentive plan	$2,097,649

Prior to calculating payouts under the plan, and as referenced above, the weight of each performance measure is multiplied by a percentage depending on whether the threshold goal, target goal or stretch goal was achieved for each particular performance measure. The percentage multipliers for each goal level achieved are as follows: threshold goal (50%), target goal (100%), and stretch goal (150%). Set forth below are the payout results under the incentive plan for 2017 for the Company’s named executive officers after applying the applicable weight:

	2017 Salary		Target Bonus (% of Salary)	Actual Award
Jerry L. Ocheltree	$278,409		$83,523	$107,784
Edwin E. Laws	$146,260	(1)	$36,563	$47,183
Richard M. Rager	$170,197		$42,549	$54,909
(1)	Salary for Edwin E. Laws was effective on April 1, 2017.

The non-equity incentive awards are included in the summary compensation table that appears above.

Outstanding Equity Awards at Fiscal Year-End

The following tables contain information with respect to outstanding equity awards of the Company held by the named executive officers at and as of December 31, 2017.

	OPTION AWARDS
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Option exercise price ($)	Option Expiration Date
Jerry L. Ocheltree	35,000	-0-		3.31	1/1/24
	8,000	-0-		4.91	8/18/24
	874	292	(1)	5.39	4/27/25
Edwin E. Laws	—	—		—	—

Richard M. Rager	2,000	-0-		12.25	3/10/18
	2,000	-0-		3.14	3/9/21
	2,000	-0-		3.06	3/19/23
	8,000	-0-		4.91	8/18/24
	874	292	(1)	5.39	4/27/25
(1)	Reflects option grants made on April 27, 2015. Shares underlying these option grants, subject to continued service requirement, vest in four approximately equal increments on April 27, 2015, 2016, 2017, and 2018.

Employment Agreements with Named Executive Officers.

During the most recently completed fiscal year, Carolina Trust Bank, which we refer to herein as the Bank, was party to an employment agreement with each of the named executive officers. Set forth below is a summary of the material terms of each officer’s employment agreement in effect during 2017, which is designed to provide additional context to the Summary Compensation Table set forth above.

Ocheltree Employment Agreement. During 2017, the Bank was party to an employment agreement with Mr. Ocheltree that governed the terms and conditions of his employment with the Bank. Mr. Ocheltree earned an annual cash salary of $278,409 during the most recently completed fiscal year. His employment agreement has a contractual term that resets to two years on January 1 of each calendar year, unless written notice from the Bank or the officer is given to the other party at least 90 days prior to the annual anniversary date advising the other that the agreement shall not be further extended.

Mr. Ocheltree’s employment agreement also entitles him to:

•	participation in a defined contribution supplemental retirement plan funded at not less than 20% of his base salary (described below);
•	all fringe benefits that are generally provided by the Bank for its employees;
•	a term life insurance policy with a death benefit up to two times his base salary under the agreement; and
•	a monthly car allowance and payment of membership dues at a country club in the Lincolnton, North Carolina area.

While employed by the Bank and for one year following termination of employment, his employment agreement prohibits him from competing with the Bank. Similarly, while employed by the Bank and for two years following termination of employment, Mr. Ocheltree is contractually prohibited from soliciting customers or employees of the Bank to switch their respective banking or employment relationship, as applicable.

Potential Payments to Ocheltree upon Termination. Under the agreement, in the event Mr. Ocheltree’s employment is terminated by the Bank without cause, the Bank is obligated to pay him $20,000 for each full month remaining in the then current term of his employment agreement (“Severance Term”), a pro rata portion of any applicable bonus, and reimbursement of the premiums for the continuation of his group health insurance under applicable law for the Severance Term. Termination for cause includes: termination because of the officer's material neglect of the material duties of his position; the officer's conviction for any crime or offense involving property of the Bank (other than a de minimis offense) or moral turpitude; the officer's conviction constituting a felony or which has a material adverse impact on the Bank’s reputation or financial condition; the officer's breach of any material provision of the agreement; the officer's dishonesty in connection with the Bank or appropriating assets or opportunities of the Bank for his own benefit; or the officer's violation of a generally recognized lawful material policy of the Bank.

Mr. Ocheltree may terminate his employment upon 90 days prior written notice to the Bank. In the event of such a termination by Mr. Ocheltree, the Bank is not contractually obligated under the employment agreement to make any payment to him, except for base salary and expense reimbursement that may remain unpaid as of the effective date of his termination of his employment.

Potential Payments to Ocheltree following a Change in Control. Mr. Ocheltree’s employment agreement has what is commonly referred to as a “double trigger” change in control provision. Under the terms of the agreement, Mr. Ocheltree has the right to terminate his employment if he determines that, in connection with or within 24 months after a “change in control,” he has not been assigned duties, responsibilities, and status commensurate with his duties prior to such change in control, his salary has been reduced below the amount he would have received under his employment agreement or was otherwise receiving at the time of the transaction, his benefits have been reduced or eliminated, or he has been transferred to a location which is an unreasonable distance from his then current principal work location. A “change in control” is defined to mean any of the following events:

•	Any person or group acquires beneficial ownership representing thirty-five percent (35%) or more of any class of voting securities of the Bank, or acquires control of, in any manner, the election of a majority of the Bank’s Board; or
•	The Bank consolidates or merges with or into another corporation, association or entity, or is otherwise reorganized, where the Bank is not the surviving corporation in such transaction; or
•	All or substantially all of the assets of the Bank are sold or otherwise transferred to or are acquired by any other corporation, association or other person, entity or group.

Upon such a termination of employment following a change in control, Mr. Ocheltree would be entitled to be paid an amount equal to 2.99 times his “base amount” as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the “Code”). This compensation is payable in a lump sum. Additionally, his employment agreement calls for the acceleration of the vesting of his benefits under his supplemental executive retirement plan with the Bank upon the change in control. The Bank has the right under the employment agreement to reduce any such accelerated benefits as necessary under the Internal Revenue Code to avoid the imposition of excise taxes on Mr. Ocheltree or the disallowance of a tax deduction to the Bank.

Laws Employment Agreement. The Bank is party to an employment agreement with Edwin E. Laws, who serves as the Bank’s Executive Vice President and Chief Financial Officer. Under the agreement in effect during 2017, Mr. Laws’ annual salary is reviewed not less often than annually by the Bank’s Board of Directors. Additionally, if a change in control (as defined in the employment agreement) of the Bank should occur, the officer’s base salary will be increased not less than five percent annually during the remaining term of the agreement. The employment agreement has an initial two-year term that commenced on May 25, 2016 and is automatically extended for an additional year upon each anniversary of the agreement’s effective date, unless the Bank notifies the officer of non-extension at least 90 days prior to the applicable anniversary date. Under the agreement, Mr. Laws is entitled to participate in the Bank’s benefit plans available to similarly situated executive employees, and he has the opportunity to earn discretionary bonuses determined by the Bank’s Board of Directors. Mr. Laws has also agreed to certain non-competition and confidentiality covenants under the employment agreement.

Potential Payments to Laws upon Termination. If the Bank elects to terminate the agreement without cause (as defined in the agreement), Mr. Laws would be entitled to receive his base salary for the remaining term of the agreement. Mr. Laws is also entitled to terminate his own employment upon 60 days’ prior written notice to the Bank; in the event of such a termination by him, he would be entitled to receive compensation through the effective date of his termination but would not otherwise be contractually entitled to severance pay under the agreement.

Potential Payments to Laws following a Change in Control. Mr. Laws’ employment agreement contains what is commonly referred to as a “double trigger” change in control provision. Under his employment agreement, Mr. Laws would be entitled to a lump sum payment equal to 2.99 times his base salary in effect at the time of a change in control (as defined in his employment agreement) if within 24 months following the change in control:

•	his employment is terminated by the Bank without cause or
•	he experiences a “termination event” and, within 90 days of the occurrence of such event, Mr. Laws notifies the Bank of such event, the Bank fails to cure such event within 30 days, and Mr. Laws terminates his own employment with the Bank.

For purposes of Mr. Laws’ employment agreement, a “termination event” means the occurrence of any of the following events without his consent:

•	his employment is terminated by the Bank without cause or he is assigned any duties and/or responsibilities that are inconsistent with or constitute a demotion or reduction in his position, duties, responsibilities or status as such existed at the time of the change in control or with his reporting responsibilities or titles with the Bank in effect at such time;
•	his annual base salary rate is reduced below the annual amount in effect as of the effective date of the change in control;
•	the benefits, insurance or related plans being provided by the Bank to Mr. Laws as of the effective date of the change in control are reduced in their level, scope or coverage, or any such insurance, plans or benefits are eliminated, unless such reduction or elimination applies proportionately to all salaried employees of the Bank who participated in such benefits prior to such change in control; or
•	Mr. Laws is transferred to a location that is an unreasonable distance from his current principal work location.

Mr. Laws’ employment agreement further provides that any payments to be made to or for his benefit that are deemed to be “parachute payments,” as that term is defined in Section 280G of the Code, shall be modified or reduced to the extent deemed to be necessary to avoid the imposition of excise taxes on Mr. Laws under Section 4999 of the Code or the disallowance of a deduction to the Bank under Section 280(a) of the Code.

Rager Employment Agreement. The Bank has entered into an employment agreement with Richard M. Rager, Executive Vice President and Chief Credit Officer of the Bank. Under the agreement in effect during 2017, Mr. Rager receives an annual cash salary, with annual adjustments and discretionary bonuses as determined by the Compensation Committee. In addition, Mr. Rager is also entitled to all fringe benefits that are generally provided by the Bank for its employees. The agreement has a two-year term and on each anniversary of the effective date, the term of the agreement is automatically extended for an additional one-year period beyond the then effective expiration date. The term of the agreement, however, will not be automatically extended if written notice from the Bank or Mr. Rager is received 90 days prior to the anniversary date advising the other that the employment agreement will not be further extended. While employed by the Bank and for one year following termination of employment, the agreement prohibits Mr. Rager from competing with the Bank. The foregoing one-year noncompete is not applicable, however, following a “for cause” termination of his employment by the Bank or following certain terminations of employment by Mr. Rager following a change in control of the Bank.

Potential Payments to Rager upon Termination. Under Mr. Rager’s employment agreement, in the event his employment is terminated by the Bank without cause, the Bank is obligated to pay Mr. Rager the compensation and benefits provided for in his agreement for the then remaining term of the agreement. The Bank is not obligated to pay such benefits, however, if the Bank terminates his employment for cause. Under the agreement, termination for cause includes termination because of the officer's personal dishonesty or moral turpitude, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of the employment agreement.

Mr. Rager has the option to terminate his employment upon sixty days’ written notice to the Bank, in which case, except for certain terminations following a change in control, he would only be contractually entitled to compensation through the effective date of such termination.

Potential Payments to Rager following a Change in Control. Under the terms of Mr. Rager’s employment agreement, he has the right to terminate his employment if he determines that within 24 months after a “change in control,” he has not been assigned duties, responsibilities and status commensurate with his duties and/or responsibilities prior to such change in control, his salary has been reduced below the amount in effect as of the change in control, his benefits have been reduced or eliminated (unless such reduction or elimination applies to all salaried employees), or he has been transferred to a location that is an unreasonable distance from his then current principal work location (each of the foregoing constituting a “termination event”). A “change in control” under the agreement is defined to mean any of the following events:

•	Any person or group acquires beneficial ownership representing more than fifty percent (50%) of the fair market value or voting power of the Bank’s securities;
•	During any twelve consecutive months, any person or group acquires ownership of Bank stock constituting 30% or more of the total voting power of the Bank’s common stock;
•	During any period of twelve consecutive months, any person or group acquires beneficial ownership representing thirty-five percent (35%) or more of any class of voting securities of the Bank, or a majority of the Bank’s Board of Directors is replaced by individuals who were not appointed, or whose election was not endorsed in advance, by a majority of the Bank’s Board of Directors; or
•	During any period of twelve consecutive months, any person or group acquires more than forty percent (40%) of the assets of the Bank.

If (A) the Bank does terminate Mr. Rager’s employment for a reason other than cause or, within 12 months of a termination event, Mr. Rager terminates his own employment and (B) in either case, such termination is within 24 months following a change in control, then the Bank has agreed to pay the officer an amount equal to 2.99 times his “base amount” as defined in Section 280G(b)(3) of the Code. This compensation would be payable in a lump sum within 60 days of the qualifying termination. The Bank has the right under Mr. Rager’s employment agreement to reduce any such payments as necessary under the Code to avoid the imposition of excise taxes on the officer or the disallowance of a deduction to the Bank.

Retirement Benefits

During the most recently completed fiscal year, the Bank was party to agreements with each of Mr. Ocheltree and Mr. Rager that entitled the officer to certain supplemental retirement benefits. Set forth below is a description of each of the supplemental retirement agreements in effect between the Bank and the applicable officer during 2017.

Ocheltree Retirement Plan. During 2014, the Bank executed a Supplemental Executive Retirement Plan Agreement with Mr. Ocheltree (“Ocheltree SERP”). Because of federal tax code limitations on the amount of compensation that may be deferred by a highly compensated employee under the Bank’s 401(k) Plan, such a retirement agreement supplements the amount that the executive officer can defer until retirement. Similar plans are a common component of the compensation packages of the peer banks with which the Bank competes and of the financial institution industry generally. These retirement benefits are unfunded and are not intended to be a tax-qualified retirement plan under Section 401(a) of the Code.

Under the Ocheltree SERP in effect during 2017, the Bank annually accrues a liability retirement account benefit on Mr. Ocheltree’s behalf equal to not less than twenty percent (20%) of his base salary. The accrued balance in the retirement account will be paid to Mr. Ocheltree following his retirement in five equal annual installments. In accordance with Section 409A of the Code, the first payment may be delayed by six months under certain conditions. Mr. Ocheltree becomes vested in the accrued liability retirement account on January 1, 2019. In the event Mr. Ocheltree should die while actively employed by the Bank at any time after the vesting but prior to him attaining the age of sixty-five (65) years (or such later date as may be agreed upon), the Bank will pay the accrued balance in one (1) lump sum to the person designated by Mr. Ocheltree. Accruals to the retirement account will be suspended during any period that Mr. Ocheltree has a qualified period of disability.

If after January 1, 2019 and prior to age 65, Mr. Ocheltree’s employment is terminated voluntarily by him or by the Bank without cause, the accrued balance under the Ocheltree SERP shall be paid to Mr. Ocheltree in a lump sum thirty (30) days following his attainment of the age of sixty-five. In the event of a change in control of the Bank (as defined in the Ocheltree SERP), and should Mr. Ocheltree’s employment be terminated without cause either 30 days prior to, or within 12 months after, the change in control, Mr. Ocheltree would be paid the accrued balance under the Ocheltree SERP in a lump sum thirty (30) days following the latter of the change in control or his termination of employment. The accrued liability balance in Mr. Ocheltree’s retirement account at December 31, 2017, was $210,741, which was a $55,152 increase from the balance at December 31, 2016.

Rager Retirement Plan. During 2017, Mr. Rager was a participant in a Supplemental Executive Retirement Plan that the Bank established in 2007 for eligible participants chosen by the Bank. The retirement benefits provided under the plan are unfunded and are not intended to be a tax-qualified retirement plan under Section 401(a) of the Code. To offset the cost of future funding of the retirement benefits payable to participants under the 2007 retirement plan, the Bank owns life insurance policies on the lives of certain current and former executive officers.

As a participant in the 2007 supplemental retirement plan, Mr. Rager would be provided an annual retirement benefit equal to fifteen percent (15%) of his average annual base salary during his final five years of employment. Absent an acceleration event, his benefit would be paid over the ten (10) years following his retirement. Mr. Rager became fully-vested in the benefits provided under the supplemental retirement plan in 2016 upon his ten-year anniversary as an employee of the Bank. If Mr. Rager should die while employed by the Bank, the Bank will pay the present value of the vested benefit to the officer’s beneficiary in a lump sum. If the officer dies while receiving the retirement benefit, the Bank shall pay any remaining benefit to the officer’s beneficiary in the same amounts and manner that would have been paid to the officer had the officer survived.

Upon a termination of the employment of Mr. Rager following a “change in control” (the definition of “change in control” being substantially similar to the same term under his employment agreement), the full retirement benefit under the plan (calculated as of the termination of employment) is payable in a lump sum to the officer. As of December 31, 2017, the estimated payment that would be due under the retirement plan in such an event is $180,323, which reflects a $8,374 increase from the amount that would have been payable at December 31, 2016. In the event payment of the benefit to the officer would cause the imposition of excise taxes under Section 280G and Section 4999 of the Code, then the payments would be reduced (but not below zero) to the extent necessary to ensure that no portion of the payment will be subject to any excise tax.

If the employment of Mr. Rager with the Bank is terminated without cause prior to his normal retirement date, the vested retirement benefit under the retirement plan is payable in a lump sum. No benefit will be payable to Mr. Rager, however, if he is terminated for cause. Termination for cause includes termination of the officer’s employment because of (i) fraud, embezzlement, theft, or comparable dishonest activity committed by the officer; (ii) the officer’s conviction of or entering a plea of guilty or nolo contendere to any crime constituting a felony or any misdemeanor involving fraud, dishonesty, or moral turpitude, (iii) the officer’s breach, neglect, refusal, or failure to materially discharge the officer’s duties or the officer’s failure to comply with the lawful directions of a senior managing officer of the Bank (which failure is not timely cured), (iv) any willful misconduct by the officer which may cause substantial economic or reputation injury to the Bank, including, but not limited to, sexual harassment, or (v) the willful destruction by the officer of Bank property having a material value to the Bank.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

Section 14A of the Securities Exchange Act requires the Company to conduct periodic shareholder advisory votes on executive compensation. At Carolina Trust Bank’s 2013 Annual Meeting, the shareholders voted to approve the Board’s recommendation that this shareholder advisory vote on executive compensation be conducted annually. This “say-on-pay” proposal permits shareholders to approve the compensation paid or provided to the Company’s named executive officers and the Company’s compensation policies and practices. By voting “FOR” Proposal 2, you will be approving the compensation paid or provided to the named executive officers of the Company and the Company’s executive compensation policies and practices, as described in the tabular and narrative compensation disclosures contained in this Proxy Statement above under “Executive Compensation.”

The vote by the Company’s shareholders on this Proposal 2 is a non-binding, advisory vote. This means that the results of the vote will not be binding on the Company’s Board of Directors or its Compensation Committee, will not overrule or affect any previous action or decision by the Board or the Compensation Committee or any compensation previously paid or awarded, and will not create or imply any additional duty on the part of the Board or the Compensation Committee.

The Board of Directors and its Compensation Committee believe that the Company’s compensation policies and practices appropriately reward performance without inviting unnecessary risk-taking by its executive officers and are strongly aligned with the long-term interests of the Company’s shareholders. Further, the Board and its Compensation Committee believe the compensation paid or provided to the Company’s named executive officers is and has been appropriate for each of the named executive officers and comparable to the compensation of officers of peer institutions for the industry in which the Company operates.

For the foregoing reasons, the Board of Directors recommends that you approve the compensation paid to the Company’s named executive officers and described in this proxy statement by voting “FOR” Proposal 2. This Proposal will be approved if the number of votes cast in favor of Proposal 2 exceeds the number of votes cast against it.

PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors expects to appoint Dixon Hughes Goodman LLP as the independent registered public accounting firm of the Company’s financial statements for the year ending December 31, 2018. Although shareholder ratification of the appointment of Dixon Hughes Goodman is not required by the Company’s bylaws or otherwise, the Company’s Board of Directors is submitting this appointment to shareholders for their ratification at the Annual Meeting as a matter of good corporate practice. If the appointment of Dixon Hughes Goodman is not ratified by our shareholders, the Audit Committee may appoint another independent public accounting firm or nevertheless appoint Dixon Hughes Goodman. Even if the appointment of Dixon Hughes Goodman is ratified by the shareholders at the Annual Meeting, the Audit Committee, in its discretion, may appoint a different independent public accounting firm at any time during the year, as this proposal is advisory in nature.

The Audit Committee operates under a written charter adopted by the Board of Directors. In fulfilling its oversight responsibility of reviewing the services performed by the Company's independent accountants, the Committee carefully reviews the policies and procedures for the engagement of the independent accountants. The Audit Committee discussed with Dixon Hughes Goodman the overall scope and plans for the audit, and the results of the audit for the year ended December 31, 2017. The fees billed for services were compatible with Dixon Hughes Goodman maintaining their independence.

The Board of Directors recommends that you vote “FOR” the ratification of the appointment of Dixon Hughes Goodman as the independent registered public accounting firm for the Company for the year ending December 31, 2018. This Proposal will be approved if the number of votes cast in favor of Proposal 3 exceeds the number of votes cast against it.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company’s independent registered public accounting firm for the year ended December 31, 2017, was Dixon Hughes Goodman LLP. Representatives of Dixon Hughes Goodman are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire, and they are expected to be available to respond to appropriate questions.

Set forth below are the fees billed by Dixon Hughes Goodman for certain services rendered during each of the last two fiscal years:

Fees Billed and Description of Services	2017	2016
Audit Fees, includes fees for the audit of our annual financial statements, review of financial statements included in quarterly reports on Form 10-Q and services normally provided in connection with statutory and regulatory filings.	$111,100	$110,368
Audit-Related Fees, includes fees billed for assurance and related services related to the performance of the audit or review of financial statements not included in category above	-0-	-0-
Tax Fees, including fees billed for tax compliance, tax advice, and tax planning	16,825	15,900
All Other Fees	-0-	-0-
Total Fees	$127,925	$126,268

In accordance with its Audit Committee charter, the Company’s Audit Committee must approve in advance any audit and permissible non-audit services provided by the Company’s independent accountants and the fees charged for those services.

ANNUAL REPORT

A copy of the Company’s Annual Report to Shareholders for the year ended December 31, 2017, accompanies this Proxy Statement.

You may obtain, without charge, a copy of the Company’s Annual Report on Form 10-K when it is available. To do so, send your request in writing to:

Sue S. Stamey Secretary Carolina Trust BancShares, Inc. P.O. Box 308 Lincolnton, North Carolina 28093-0308

A copy of the Company’s Annual Report on Form 10-K will also be posted to the Company’s website (www.carolinatrust.com) upon filing with the SEC and can be accessed electronically under the “Why Us-Investor News” section of the Company’s website.

HOW TO SUBMIT SHAREHOLDER PROPOSALS

How to submit a shareholder proposal for possible inclusion in the Company’s next Proxy Statement: To be considered for inclusion in the proxy materials for the Company's annual meeting in 2019, shareholder proposals must be received at the Company's principal office (currently: Carolina Trust BancShares, Inc., P.O. Box 308, Lincolnton, North Carolina 28093-0308) not later than November 30, 2018. In order for a proposal to be included in the Company’s proxy material for the next annual meeting, the person submitting the proposal must own, beneficially or of record, at least 1% or $2,000 in market value of the shares of common stock entitled to be voted on that proposal at the next annual meeting and must have held those shares for a period of at least one year and continue to hold them through the date of the next annual meeting. Also, the proposal must comply with certain other eligibility and procedural requirements established under the Exchange Act or related SEC regulations. The Board will review any shareholder proposal received by that date to determine whether it meets these criteria. Please submit any proposal by certified mail, return receipt requested.

Shareholder proposals after November 30, 2018: Proposals submitted after November 30, 2018 will not be included in the proxy materials for the next annual meeting. However, if a shareholder wishes to have a proposal considered at the next annual meeting as other business, the Company’s bylaws require that any such proposals must be received in writing at the Company’s principal office no later than February 13, 2019. If notice of the proposal is not received by February 13, 2019, pursuant to the Company’s bylaws, such notice will be considered untimely for consideration at the next annual meeting.

Content of Proposals: The Company’s bylaws provide that any notice of action to be brought before the annual meeting must set forth the following as to each matter the shareholder proposes to bring before the meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for bringing such business before the annual meeting; (ii) the name and address of each shareholder proposing such business as they appear on the Company’s records; (iii) the number of shares that are owned of record and beneficially by such shareholder; and (iv) any material interest of such shareholder in such business other than his or her interest as a shareholder of the Company. The presiding officer of the annual meeting may declare that the proposal is not properly brought before the annual meeting if the proposal is not made in compliance with the foregoing procedures.

Nominations of directors: The Company’s bylaws provide that shareholders may make nominations of directors if such nominations are made in writing and delivered to the Company at its main office, no later than 45 calendar days prior to the date that notice of the previous year’s annual meeting was mailed to shareholders. For the 2019 annual meeting of shareholders, the deadline for such shareholder nominations is February 13, 2019. Each such notice shall set forth: (a) the name and address of the shareholder who intends to make the nomination; (b) a representation that such shareholder is a holder of record of shares of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) as to each person to be nominated (i) such person’s name and address, employment history for the past five years, affiliations, if any, with the Company and other corporations, the number of shares of the Company that are owned of record or beneficially by such person and information concerning any transactions in such shares within the prior 60 days, whether such person has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) within the past five years and the details thereof, whether such person has been a party to any proceeding or subject to any judgment, decree or final order with respect to violations of federal or state securities laws within the past five years and the details thereof, and the details of any contract, arrangement, understanding or relationships with any person with respect to any securities of the Company; (ii) such person’s written consent to being named as a nominee and to serving as a director if elected; and (iii) a description of all arrangements or understanding between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder. The presiding officer of the annual meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

OTHER MATTERS

Management knows of no other matters which will be brought before this meeting, but if any such matter is properly presented at the meeting or any adjournment thereof, the persons named in the enclosed form of appointment of proxy will vote in accordance with their best judgment.

By order of the Board of Directors,

Jerry L. Ocheltree
President and CEO

[The Remainder of This Page Intentionally Left Blank]

Carolina Trust BancShares, Inc.

CAROLINA TRUST BANCSHARES, INC.
C/O BROADRIDGE
P.O. BOX 1342
BRENTWOOD, NY 11717

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

1 OF 2
1
1

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL # → 0000000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: X

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR all of the following nominees:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

02 0000000000

1. Election of Directors

Nominees

01 Bryan Elliott Beal
02 Scott C. Davis
03 Jerry L. Ocheltree
04 Johnathan L. Rhyne, Jr.
05 Frederick P. Spach, Jr.
06 Ralph N. Strayhorn III
07 Jim R. Watson

The Board of Directors recommends you vote FOR proposals 2 and 3.

		For	Against	Abstain
2	Approval of Executive Compensation.	☐	☐	☐
3	Ratification of the appointment of Dixon Hughes Goodman LLP as the independent registered public accounting firm.	☐	☐	☐

NOTE: On such other matters as may properly come before the Annual Meeting, the proxies are authorized to vote the shares represented by this appointment of proxy in accordance with their best judgment.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

0000367247_1 R1.0.1.17

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement are available at www.proxyvote.com

Revocable Proxy
CAROLINA TRUST BANCSHARES, INC.
Annual Meeting of Shareholders
May 2, 2018 10:00 AM
This appointment of proxy is solicited by the Board of Directors

The undersigned shareholder(s) hereby appoint(s) William M. Wadsworth and Sue S. Stamey, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of common stock of Carolina Trust BancShares, Inc. (the "Company") that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 AM, Eastern Time, on May 2, 2018, at The Lincoln Cultural Center, 403 East Main Street, Lincolnton, NC 28092.

This appointment of proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this appointment of proxy will be voted in accordance with the Board of Directors' recommendations. If, at or before the time of the Annual Meeting, any nominee named in proposal 1 has become unavailable for any reason, the proxies will have the discretion to vote for a substitute nominee.

Continued and to be signed on reverse side

0000367247_2 R1.0.1.17